Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Chase Corporation:

We consent to the incorporation by reference in the Registration Statement of Chase Corporation on Form S-8 in connection with the registration of 500,000 shares of Chase Corporation Common Stock to be issued pursuant to the Chase Corporation 2005 Incentive Plan of our report dated October 24, 2003, on our audit of the financial statements of Chase Corporation as of August 31, 2003 and for the year ended August 31, 2003, which expresses an unqualified opinion accompanying the Annual Report on Form 10-K of Chase Corporation for the year ended August 31, 2005.

/s/ Livingston & Haynes, P.C.

Wellesley, Massachusetts
February 13, 2006